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                                      AGREEMENT

    This agreement (the "Agreement") between Monterey Pasta Company, a Delaware corporation, with its principal place of business located at 1528 Moffett Street, Salinas, California 93905 (the "Company"), and GFL Performance Fund Limited (the "Buyer") dated as of March 10, 1997 (the "Effective Date") amends and restates certain terms and conditions set forth in the (i) the Subscription Agreement between Company and Buyer dated as of July 31, 1996 (the "Subscription Agreement") and (ii) the Registration Rights Agreement between Company and Buyer dated as of July 31, 1996 (the "Rights Agreement"). Capitalized terms used herein, unless specifically defined herein, have the meaning assigned them in the Subscription Agreement or the Rights Agreement.

                                       RECITALS

    A. Company and Buyer entered into the Subscription Agreement and the Rights Agreement in connection with Buyer's purchase of 3,000 shares the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The rights, preferences and privileges related to the Series A Preferred Stock are set forth in the Subscription Agreement, the Rights Agreement and the Certificate of Designations of Series A Preferred Stock as filed by the Company with Secretary of State of the state of Delaware on August 7, 1996 (the Certificate").

    B. The Company is currently negotiating with certain investors ("Investors") for the sale and purchase of up to 1,600,000 shares (the "Shares") of the Company's Common Stock (the "Private Placement"). As a condition to investing in the Company, the Investors require that Company and Buyer agree to certain changes to the agreements with Buyer as set forth in the Subscription Agreement, the Rights Agreement and the Certificate.

    C. As part of the consideration and inducement to the Investors for investing in the Company, the Company and Buyer are willing to agree to and abide by such changes to the Rights Agreement and the Subscription Agreement as hereinafter provided and Buyer agrees to exchange the Series A Preferred Stock for 3,000 shares of Series A-1 Preferred Stock (the "Series A-1 Preferred Stock") having the rights, preferences and privileges set forth in the Certificate of Designations of Series A-1 Convertible Preferred Stock attached hereto as EXHIBIT A (the "Series A-1 Certificate").

    NOW, THEREFORE, in consideration of the forgoing, the parties agree as follows:

    1. Company agrees, in lieu of all dividends originally set forth in the Certificate, to pay Buyer $50,000, which constitutes an annualized dividend equal to four percent (4.0%) of the purchase price (the "Aggregate Purchase Price") of the Series A of Preferred Stock (the "Dividend") for the period beginning August 1, 1996 through December 31, 1996. The Dividend shall be paid to Buyer in the form of shares of Common Stock of the Company at the fair market value of such shares of Common Stock on the date the Securities and Exchange Commissions ("SEC") declares effective the Registration Statement on Form S-3 or similar form (the "Registration Statement") filed by the Company with the SEC registering the Common Stock of the Company issuable on conversion of the Series A-1 Preferred Stock (the "Fair Market Value"), less a twenty percent (20.0%) discount. The maximum Fair Market Value shall be set at $5.50 per share of Common Stock.

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    2.     Section 2(a) of the Rights Agreement (the "Mandatory Registration")
is hereby amended to provide that the Company agrees to file with the SEC on or before April 30, 1997, an amendment (the "Amendment") to its Registration Statement. Company agrees that if the Amendment or a new Registration Statement is not filed with the SEC on or before April 30, 1997, then beginning on May 1, 1997, and ending on the date the Amendment or a new Registration Statement is actually filed with the SEC, Company shall pay Buyer a prorated penalty payment equal to two percent (2%) per month of the Aggregate Purchase Price. Buyer agrees that Company shall bear no responsibility for or accrue any penalty payments for the time associated with the SEC's review of the Registration Statement, the Amendment and any subsequent amendments thereto provided that the Company is using its best efforts to cause the Registration Statement to be declared effective.

    3. Section 2(e) of the Rights Agreement (the "Payments by the Company") is hereby amended to provide that the penalty payments due from the Company to Buyer on each of the Computation Dates (as defined in the Rights Agreement) terminated as of January 31, 1997. Company agrees that within five business days of the closing of the Private Placement (the "Series A-1 Closing") Company shall pay Buyer a total amount equal to Two Hundred Forty Thousand Dollars ($240,000) in lieu of all penalty payments accrued under the original terms of the Rights Agreement. In addition, at the Series A-1 Closing, the Company shall deliver to Buyer a certificate representing the Series A-1 Preferred Stock and Buyer shall deliver to the Company its certificate representing the Series A Preferred Stock.

    4. Buyer, its affiliates and its assigns agree not to effectuate any short sale of the Company's Common Stock so long as Buyer, its affiliates or assigns remains a stockholder of the Company, unless such short sales relates to a liquidation associated with conversion of the Preferred Shares into shares of Common Stock of the Company.

    5.     The Company represents and warrants to Buyer as follows:

         (a) CONCERNING THE SHARES. The Series A-1 Preferred Stock has been duly authorized and when issued and paid for in accordance with this Agreement, and the Common Shares, when issued upon conversion of the Series A-1 Preferred Stock, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder. There are no preemptive rights of any stockholder of the Company, as such, to acquire any of the Series A-1 Preferred Stock. The common Stock is listed for trading on the Nasdaq National Market ("Nasdaq") and (1) the Company and the Common Stock meet the criteria for continued listing and trading on Nasdaq; (s) the Company has not been notified since January 1, 1994 by the National Association of Securities Dealers, Inc. ("NASD") of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq and (3) no suspension of trading in the Common Stock is in effect.

         (b) VALID AND BINDING AGREEMENT. This Agreement has been duly and validly authorized by the Company, has been duly executed and delivered on behalf of the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally; this Agreement and the transactions contemplated hereby are an action or transaction or a series of related actions or transactions

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approved by the Board of Directors, as a result of which the Buyer shall not, by reason of this Agreement and the transactions contemplated hereby, become an Acquiring Person (as defined in the Rights Agreement).

         (c) NON-CONTRAVENTION. The execution and delivery of this Agreement by the Company and the consummation by the Company of the exchange of the Series A-1 Preferred Stock and the other transactions contemplated by this Agreement, and the terms of the Series A-1 Preferred Stock do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under, the Certificate of Incorporation or by-laws of the Company, or any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, or any applicable law, rule or regulation or any applicable decree, judgment or order of any court, United States federal or state regulatory body, administrative agency or other governmental body having jurisdiction over the Company or any of its properties or assets.

         (d) APPROVALS. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance of the Series A-1 Preferred Stock as contemplated by this Agreement.

    6. At the Series A-1 Closing, upon exchange of the Series A Preferred Stock for the Series A-1 Preferred Stock, the Company shall deliver to Buyer, a certificate, executed by an officer of the Company certifying that the Series A-1 Certificate has been duly filed in Delaware and as to such other matters as Buyer shall reasonably request.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

BUYER                             COMPANY

GAL. Performance Fund Limited     Monterey Pasta Company

/s/Hans Frederic Heye             /s/Kenneth A. Steel Jr.
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By: Hans Frederic Heye            By:  Kenneth A. Steel Jr.
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Its: Director                     Its: President
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